Exhibit 10.23
October 20, 2008
PERSONAL & CONFIDENTIAL
Mr. Lidio Soriano
San Juan, PR
Dear Mr. Soriano:
We are pleased to confirm your employment offer for the position of SVP & Senior Financial Officer commencing on Monday, October 20th, 2008. Please find below the terms and conditions that will apply to your hiring with Westernbank, as previously discussed.
•	Compensation: Our employment offer for this position includes;
a.	Annual Base Salary of $425,000.00 (payable in 26 biweekly payments).

b.	Christmas Bonus equivalent to one month salary (less amounts withheld as established by law), as ratified by the Board of Directors each year. For year 2008 it will be prorated by the amount of months worked.
•	Hiring Bonus: You will receive a hiring bonus in the amount of $100,000.00. The hiring bonus will be considered as accrued upon payment.

•	Additional Bonus: According to your position, you will be eligible to obtain a bonus in the amount of $100,000.00 by year end.

•	Automobile: The Bank will assign you a Category III Automobile, which value will not exceed $75,000.00. As established under the Corporate Automobile Policy of the Institution, the Bank will cover all expenses related to the vehicle’s maintenance and repairs, will pay the annual vehicle license renewal, including the inspection of the same and will provide car insurance coverage, which will cover in case of an accident. Normal expenses as gas, oil and other, will be covered by the vehicle user.

•	Parking: The Bank will assign you a parking space in the Westernbank World Plaza building. The cost of such parking space, which amounts to the monthly fee of $80.00, will be covered by the Bank in full.

•	Health Insurance Plan: You will be immediately eligible to benefit of a Health Insurance plan with coverage for you and your family, under the regulations and rates established by the Institution.

•	Insurance: You will be eligible for a basic group life insurance in the amount of 4.0 times your annual salary or $500,000.00, whichever is less. The cost of said insurance will be covered by the Bank in full. You will also have the option of extending the life insurance coverage up to $750,000.00 (combined). The additional cost will be covered at your expense. Also, the Bank will cover the cost of long and short term disability insurance.

•	Savings Plan 1165(e) and Profit Sharing Plan: You will be eligible to join and invest in the Savings Plan after your first year of working with the Institution. The plan includes employee’s contribution, employer’s contribution or match and the portion of shared gains or Profit Sharing.

•	Vacation Benefit: You will be eligible to enjoy 21 vacation days per year.
The terms established in this offer will exclusively prevail at the time of hiring, subject to a satisfactory credit report and a negative criminal record. If you agree with the same, please sign this document and return it to the Human Resources department.
We are positive that joining the Westernbank organization will be of utmost satisfaction to you and a professional challenge.
Welcome to the great family of Westernbank Puerto Rico!
Sincerely,

/s/ Carlos Dávila
Mr. Carlos Dávila Torres
EVP & Chief Retail Banking Officer

/s/ Lidio Soriano
Accepted
Mr. Lidio Soriano